                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                REGENERATION TECHNOLOGIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                        REGENERATION TECHNOLOGIES, INC.
                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Regeneration Technologies, Inc., to be held on Thursday, May 24, 2001 at 11:00 A.M., Eastern Standard Time, at the Tampa Airport Marriott, Tampa International Airport, Tampa Florida.

    The formal Notice of Meeting and the accompanying Proxy Statement sets forth proposals for your consideration this year. You are being asked to elect one director and to ratify the appointment of Deloitte & Touche LLP as our independent certified public accountants for the fiscal year ending
December 31, 2001.

    At the meeting, the board of directors will also report on our affairs and we will provide a discussion period for questions and comments of general interest to stockholders.

    We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ James M. Grooms

                                          James M. Grooms
                                          President and Chief Executive Officer

April 24, 2001

                        REGENERATION TECHNOLOGIES, INC.
                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice Is Hereby Given that the Annual Meeting of Stockholders of Regeneration Technologies, Inc. will be held on Thursday, May 24, 2001 at 11:00 A.M., Eastern Standard Time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida for the following purposes:

    (1) To elect one director to serve for the ensuing three years;

    (2) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the fiscal year ending December 31, 2001; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 10, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    We cordially invite all stockholders to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if you mail the proxy in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors

                                          /s/ James M. Grooms

                                          James M. Grooms
                                          Chairman of the Board

April 24, 2001

                        REGENERATION TECHNOLOGIES, INC.
                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615

                                PROXY STATEMENT
                              GENERAL INFORMATION

GENERAL

    This Proxy Statement (first mailed on or about April 26, 2001) is furnished to the holders of our common stock of as part of the solicitation by our board of directors of proxies for use at the Annual Meeting of Stockholders or at any adjournment thereof. The Annual Meeting will be held on Thursday, May 24, 2001, at 11:00 A.M., Eastern Standard Time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida.

    We are holding the Annual Meeting in order to: (1) elect one director for the ensuing three years, and (2) ratify the appointment of Deloitte & Touche LLP as our independent certified public accountants for the fiscal year ending December 31, 2001.

    Our management is not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on these matters.

    Proxies for use at the Annual Meeting are being solicited by our board of directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone, telegram or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

REVOCABILITY AND VOTING OF PROXY

    We are enclosing a form of proxy for use at the Annual Meeting and a return envelope for the proxy. You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) by voting in person at the Annual Meeting. Shares of our common stock represented by properly executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies.

RECORD DATE AND VOTING RIGHTS

    On April 10, 2001, there were 21,669,663 shares of our common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 10, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. If you do not vote for a nominee or proposal, or you indicate "withholding authority" or "abstain" on your proxy card, your vote will not count either for or against the nominee or proposal. Also, if your broker does not vote on either or both of the proposals, it will have no effect on the vote with respect to that proposal. However, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

    The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors and for the ratification of the appointment of Deloitte & Touche LLP.

    The following table sets forth information as of April 2, 2001 regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table below; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o Regeneration Technologies, Inc., One Innovation Drive, Alachua, Florida 32615.

                                                              SHARES BENEFICIALLY
                                                                   OWNED (1)
                                                              --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER     PERCENT
------------------------------------                          ---------   --------
James M. Grooms (2).........................................  2,400,000     11.1
Richard R. Allen............................................    480,000      2.2
David Bilyeu................................................         --        *
James P. Abraham (3)........................................     23,200        *
Thomas E. Brewer (3)........................................     61,400        *
Frederick C. Preiss (3).....................................     26,400        *
Philip R. Chapman (4).......................................  1,014,395      4.7
Peter F. Gearen (3).........................................     14,400        *
Michael J. Odrich (5).......................................  1,629,485      7.5
Anthony C. Phillips (3).....................................     14,400        *
Daniel L. Weber (6).........................................     12,600        *
The University of Florida Research Foundation (7)...........  3,500,000     16.2
LB I Group Inc..............................................  1,624,685      7.5
  c/o Lehman Brothers Inc.
  3 World Trade Center
  New York, New York 10285(5)
All executive officers and directors as a group               5,676,280     26.2
  (11 persons) (8)..........................................

------------------------

*   Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) Represents shares held by James M. Grooms Trust. Mr. Grooms is the trustee and beneficial owner. Also includes 792,000 shares held by the Lisa Wasshausen Limited Trust over which Mr. Grooms may be deemed to hold beneficial ownership.

(3) Represents options to purchase shares of our common stock.

(4) Includes options to purchase 2,978 shares of our common stock and includes 962,558 shares held by Euro-America-II, L.P. and options to purchase 7,800 shares also held by Euro-America-II, L.P., which Mr. Chapman may be deemed to beneficially own by virtue of his interest in the general partner of Euro-American-II, L.P. Mr. Chapman disclaims beneficial ownership of all shares other than those held in his name.

(5) Includes an option to purchase 4,800 shares of our common stock. We have been advised that Michael J. Odrich has investment control with respect to shares of our common stock held by LB I Group Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc. The LB I holding includes options to purchase 9,600 shares of our common stock. Mr. Odrich disclaims beneficial ownership of all shares other than those held in his name.

(6) Includes an option to purchase 9,600 shares of our common stock.

(7) The University of Florida Research Foundation is a charitable foundation operated on behalf of the University of Florida to maintain investments of gifts and bequests to the University of Florida.

(8) Includes options to purchase 174,578 shares of our common stock.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Our board is divided into three classes with each director serving a three-year term and one class being elected each year. Messrs. Weber and Grooms are in the class of directors whose term expires in 2001. Mr. Weber is resigning effective with the expiration of his term. Dr. Gearen and Mr. Odrich are in the class of directors whose term expires in 2002. Messrs. Phillips and Chapman are in the class of directors whose term expires in 2003. Each of these individuals will serve as a director until his term ends, subject to his earlier death, resignation or removal.

    At the Meeting, one director is to be elected to serve a three-year term until the 2004 annual meeting of stockholders and until such director's successor shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as a director and, unless otherwise specified in a proxy by a stockholder, to vote such proxy for the election of the person named below. In the event the nominee should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company. The nominee has consented to be named and has indicated his intent to serve if elected.

    The nominee and our continuing directors, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

                                                      YEAR
                                                     FIRST
                                                     BECAME
NOMINEE                                    AGE      DIRECTOR                EMPLOYMENT HISTORY
-------                                  --------   --------                ------------------
DIRECTOR FOR ELECTION
FOR A TERM ENDING 2004
James M. Grooms........................     40        1998     Mr. Grooms has been our President, Chief
                                                               Executive Officer and Chairman since we began
                                                               operations in February 1998. From 1995 until
                                                               joining us, he served as President and Chief
                                                               Executive Officer of University of Florida
                                                               Tissue Bank, Inc. Mr. Grooms was the inventor
                                                               of certain of our intellectual property
                                                               rights to key aspects of our allograft
                                                               technology. Mr. Grooms holds a B.S. in
                                                               Biology from Old Dominion University.

CONTINUING DIRECTORS
TERM ENDING 2002

Peter F. Gearen........................     39        1998     Dr. Gearen has served as a member of our
                                                               board of directors since we began operations
                                                               in February 1998. Dr. Gearen was Chief of
                                                               Staff at the Shands Hospital at the
                                                               University of Florida and served as Assistant
                                                               Dean of Clinical Affairs at the University of
                                                               Florida College of Medicine from 1992 until
                                                               1999. He also has been an Associate Professor
                                                               at the University of Florida College of
                                                               Medicine since 1993. Dr. Gearen is also a
                                                               director of Motion Engineering, Inc. He holds
                                                               a B.A. from Spring Hill College and an M.D.
                                                               from the Stritch Loyola Medical School.

                                                      YEAR
                                                     FIRST
                                                     BECAME
NOMINEE                                    AGE      DIRECTOR                EMPLOYMENT HISTORY
-------                                  --------   --------                ------------------
Michael J. Odrich......................     36        1998     Mr. Odrich has served as a member of our
                                                               board of directors since we began operations
                                                               in February 1998. Mr. Odrich is a Managing
                                                               Director of Lehman Brothers Inc. and Head of
                                                               the Firm's Private Equity Division. He also
                                                               is a member of the Lehman Brothers Operating
                                                               Committee and Investment Committee. Mr.
                                                               Odrich is a director of Tachion Networks,
                                                               Inc. Mr. Odrich holds a B.A. from Stanford
                                                               University and received an M.B.A. from
                                                               Columbia University.

TERM ENDING 2003

Philip R. Chapman                           39        1998     Mr. Chapman has served as a member of our
                                                               board of directors since we began operations
                                                               in February 1998. He is the President of
                                                               Venad Administrative Services, Inc. and has
                                                               been a General Partner of Adler & Company
                                                               since 1995. Mr. Chapman is also a director of
                                                               Shells Seafood Restaurants, Inc. He holds a
                                                               B.S. and an M.B.A. from Columbia University.

Anthony C. Phillips....................     54        1998     Mr. Phillips has served as a member of our
                                                               board of directors since 1998. Mr. Phillips
                                                               has served as President, Chief Executive
                                                               Officer and a director of Raymedica, Inc.
                                                               since 1995. Mr. Phillips holds a B.S. from
                                                               the University of Tennessee.

TERM ENDING 2001

Daniel L. Weber........................     69        1999     Mr. Weber has served as a member of our board
                                                               of directors since 1999. He has served as a
                                                               President and Chief Executive Officer of
                                                               Marley Manufacturing Corporation since 1986.

    Our board of directors met three times and acted by written consent six times in fiscal year 2000 with each director attending at least 75% of the total number of meetings.

    Our board of directors has an Audit Committee and a Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Chapman and Phillips. This committee is charged with reviewing and approving the compensation and benefits of our key executive officers, administering our employee benefits plans and making recommendations to the full board of directors regarding these matters.

    Our Audit Committee is currently comprised of Messrs. Chapman, Phillips and Gearen and was formed on April 25, 2000. The functions performed by our Audit Committee include recommending to our board of directors the engagement of independent accountants for both audit functions and for advisory and other consulting services and reviewing our audited financial statements and accounting practices. We have adopted an Audit Committee Charter, a copy of which is attached to this proxy statement as Exhibit A. The Audit Committee met two times during 2000. Messrs. Chapman, Phillips and Gearen are independent directors as "independence" is defined in the rules of the Nasdaq Stock Market.

VOTE REQUIRED

    The nominee receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as director. If you do not vote for a nominee, or you indicate "withholding authority" on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

    THE BOARD OF DIRECTORS DEEMS THE ELECTION OF THE NOMINEE LISTED ABOVE AS DIRECTORS TO BE IN THE COMPANY'S BEST INTERESTS AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer and each of our executive officers whose total annual compensation during the fiscal year ended December 31, 2000 for services rendered to us was $100,000 or greater.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS
                                                      ---------------------------------   ---------------------------------------
                                                                                                             NUMBER OF SECURITIES
                                                                                          RESTRICTED STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION                           YEAR (1)   SALARY ($)   BONUS ($)      AWARDS ($)          OPTIONS (#)
---------------------------                           --------   ----------   ---------   ----------------   --------------------
James M. Grooms.....................................    2000      $225,342          --             --                   --
  President, Chief Executive Officer and Chairman       1999       202,304          --             --                   --
                                                        1998       164,770          --        $19,254                   --

Richard R. Allen....................................    2000       150,246          --             --                   --
  Chief Financial Officer, Secretary and Treasurer      1999       131,733          --             --                   --
                                                        1998       113,114          --        102,000                   --

David Bilyeu (2)....................................    2000        96,107          --             --              240,000
  Vice President--Administrative Services               1999            --          --             --                   --
                                                        1998            --          --             --                   --

James P. Abraham....................................    2000       156,281     $50,309             --              132,000
  Vice President of Sales                               1999       150,000      56,362             --                   --
                                                        1998        18,697          --             --               84,000

Thomas E. Brewer....................................    2000       155,831          --             --                   --
  Vice President of Marketing                           1999       155,400          --             --                   --
                                                        1998       105,029          --             --              216,000

Frederick C. Preiss.................................    2000       157,446          --             --                   --
  Vice President of Operations                          1999       131,733          --             --              132,000
                                                        1998            --          --             --               84,000

------------------------------

(1) Compensation for 1998 is for the period from February 12, 1998, the date we began operations, through December 31, 1998.

(2) Mr. Bilyeu joined us as Vice President--Administrative Services on October 2, 2000.

    The following table sets forth information on option grants in the fiscal year ended December 31, 2000 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                    NUMBER OF        % OF                                         OF STOCK PRICE
                                    SECURITIES   TOTAL OPTIONS                                   APPRECIATION FOR
                                    UNDERLYING    GRANTED TO     EXERCISE OR                      OPTION TERM (1)
                                     OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------
NAME                                 GRANTED      FISCAL YEAR     PER SHARE       DATE           5%            10%
----                                ----------   -------------   -----------   ----------   ------------   ------------
James M. Grooms...................         --          --              --             --             --             --
Richard R. Allen..................         --          --              --             --             --             --
David Bilyeu......................    240,000        22.8          $14.00        10-1-10     $2,113,086     $5,354,975
James P. Abraham..................    132,000        12.5            3.80         2-1-10        315,454        799,421
Thomas E. Brewer..................         --          --              --             --             --             --
Frederick C. Preiss...............         --          --              --             --             --             --

------------------------

(1) Amounts reflected in these columns represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified annually compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules adopted by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock.

    The following table sets forth information with respect to: (1) exercises of stock options during fiscal year 2000 and (2) unexercised stock options held at December 31, 2000 by the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF               VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                       OPTION EXERCISES          HELD AT FISCAL YEAR END      AT FISCAL YEAR END($) (2)
                                   -------------------------   ---------------------------   ---------------------------
                                     SHARES
                                    ACQUIRED        VALUE
NAME                               ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   -----------   -----------   -------------   -----------   -------------
James M. Grooms..................       --            --              --             --              --              --
Richard R. Allen.................       --            --              --             --              --              --
David Bilyeu.....................       --            --              --        240,000              --       $  60,000
James P. Abraham.................       --            --          56,000        160,000       $ 435,120       1,175,280
Thomas E. Brewer.................       --            --          86,400        129,600       1,118,880       1,678,320
Frederick C. Preiss..............       --            --          60,000        156,000         728,688       1,826,952

------------------------

(1) The "value realized" represents the difference between the exercise price of the option and the closing price of our common stock on The Nasdaq Stock Market on the date of exercise.

(2) The value for an "in-the-money" option represents the difference between the exercise price of the option and the closing price of our common stock on The Nasdaq Stock Market on December 29, 2000 of $14.25.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Mr. Grooms in February 1998. Mr. Grooms' current annual base salary is $302,225. The agreement expires in February 2003. The agreement provides for Mr. Grooms' reimbursement for automobile expenses and a $1,000,000 life insurance policy for Mr. Grooms' beneficiaries. Under the employment agreement, Mr. Grooms agreed to devote 100% of his working time to our business and affairs. Mr. Grooms also received 108,730 shares of our common stock. If we terminate Mr. Grooms' employment without "cause," within the meaning of the employment agreement, he will be entitled to severance pay in an amount equal to his then-current annual salary and will be precluded from competing with us for a period of one year following the termination of employment. If we terminate Mr. Grooms' employment for "cause," he will not be entitled to any severance pay, and will still be precluded from competing with us for the same one-year period.

    We entered into an employment agreement with Mr. Allen in February 1998. Mr. Allen's current annual base salary is $176,600. The agreement expires in February 2003. Under the employment agreement, Mr. Allen agreed to devote 100% of his working time to our business and affairs. Under the agreement, Mr. Allen also received 576,000 shares of our common stock. These shares are subject to a stock restriction agreement. If we terminate Mr. Allen's employment without "cause," within the meaning of the employment agreement, he will be precluded from competing with us in the southeastern United States for a period of one-year following the termination. If we terminate Mr. Allen's employment for "cause," he will be precluded from competing with us for a period of two years following the termination.

    We entered into an employment agreement with Mr. Bilyeu in September 2000. Mr. Bilyeu's current annual base salary is $215,600. The agreement expires in September 2002. Under the employment agreement, Mr. Bilyeu agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Bilyeu received an option to purchase 240,000 shares of our common stock, which vests over time. The option is subject to a stock option restriction agreement under which one fifth of the options vest on each anniversary of the date of the grant. If we terminate Mr. Bilyeu's employment without "cause," within the meaning of the employment agreement, he will be entitled to receive severance pay in an amount equal to one-half of his then-current annual salary and will be precluded from competing with us for a period of two years following the termination. In the event of termination for "cause," Mr. Bilyeu will not be entitled to severance pay, and will be precluded from competing with us for two years following the termination.

    We entered into an employment agreement with Mr. Abraham in November 1998. Mr. Abraham's current annual base salary is $178,325. Mr. Abraham is eligible to receive an annual bonus in an amount to be determined by the board of directors provided we achieve certain specified revenue levels. The agreement expires in November 2003. Under the employment agreement, Mr. Abraham agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Abraham received an option to purchase 84,000 shares of our common stock, which vests over time. The option is subject to a stock option restriction agreement under which one fifth of the options vest on each anniversary of the date of the grant. If we terminate Mr. Abraham's employment without "cause," within the meaning of the employment agreement, he will be entitled to receive severance pay in an amount equal to one-half of his then-current annual salary and will be precluded from competing with us for a period of one year following the termination. In the event of termination for "cause," Mr. Abraham will not be entitled to severance pay, and will be precluded from competing with us for three years following the termination.

    We entered into an employment agreement with Mr. Brewer in June 1998.
Mr. Brewer's current annual base salary is $177,800. The agreement expires in June 2003. Under the employment agreement, Mr. Brewer agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Brewer received an option to purchase 216,000 shares of our common stock, which vests over time. This option is subject to a stock option agreement under which one fifth of the options vest on each anniversary of the date of the grant. If we terminate Mr. Brewer's employment without "cause," within the meaning of the employment agreement, he will be entitled to severance pay in an amount equal to one-half of his then current annual salary and he will be precluded from competing with us for a period of two years following the termination. In the event of termination for "cause," Mr. Brewer will not be entitled to severance pay, and will be precluded from competing with us for the two years following the termination.

    We entered into an employment agreement with Mr. Preiss in November 1998. Mr. Preiss' current annual base salary is $183,400 for serving as our Vice President of Operations. The agreement expires in November 2003. Under the employment agreement, Mr. Preiss agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Preiss received an option to purchase 84,000 shares of our common stock, which vests over time. If we terminate Mr. Preiss' employment without "cause," within the meaning of the employment agreement, he will be entitled to severance pay in an amount equal to one-half of his then-current annual salary, to be paid out monthly, and he will be precluded from competing with us for a period of one year following the termination. If we terminate Mr. Preiss' employment with us for "cause," Mr. Preiss will not be entitled to severance pay, and will be precluded from competing with us for the three years following the termination.

YEAR 2000 INCENTIVE COMPENSATION PLAN

    In January 2000, our board of directors and stockholders adopted the Regeneration Technologies, Inc. Year 2000 Incentive Compensation Plan. If we achieve certain profit levels, the plan allows for the creation of an incentive pool and eligible employees receive cash awards from the pool on the basis of the achievement of individual and departmental goals. The board of directors reviews and approves this plan annually and our Chief Financial Officer administers the plan.

    At the profit levels we achieved for 2000, we accrued $587,502 in the incentive pool at year-end to pay awards to employees below the officer and executive management level. We paid these awards to the recipients during 2001. The awards were based on the achievement of individual goals by the recipients, as well as the achievement of departmental goals. No awards were paid to officer and executive management level employees for 2000.

COMPENSATION OF DIRECTORS

    Our directors who are also our employees or officers do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings of the board of directors. Beginning January 1, 2001, our non-employee directors are eligible to receive an annual retainer of $12,000, to be paid in advance quarterly. In addition, our non-employee directors are eligible to receive a stipend of up to $1,000 per meeting, as well as reimbursement for their expenses incurred relating to their attendance at meetings of the board of directors. Under our Omnibus Stock Plan, at the discretion of our board of directors or Compensation Committee, our directors also are eligible to receive awards of non-qualified stock options. In 1999, each of our non-employee directors received a grant of an option to purchase 14,400 shares of our common stock. In 2000, four of our non-employee directors received a grant of an option to purchase 14,400 shares of our common stock and one of our non-employee directors received a grant of an option to purchase 4,325 shares of our common stock.

OMNIBUS STOCK PLAN

    In July 1998, our board of directors and stockholders adopted the Regeneration Technologies, Inc. Omnibus Stock Plan. A maximum of 4,406,400 shares have been authorized for issuance pursuant to that plan. Through December 31, 2000, we issued options to purchase 2,277,518 shares of our common stock to our directors, officers, employees and various third parties which provide services to us. Of these options 450,276 currently are exercisable. The exercise prices of the options granted under the Omnibus Stock Plan range from $1.30 to $14.00. The purposes of the plan are to promote our long-term growth and profitability by providing key personnel with incentives to improve stockholder value and to enable us to attract, retain and reward skilled employees. There are an additional 2,128,882 shares of our common stock available for issuance under the plan.

    The plan permits the granting of stock options (including incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

    The plan is administered by our board of directors or any committee it may designate for this purpose. The board of directors makes the determination with respect to awards under the plan, including which eligible individuals are to receive awards under the plan and the specific terms, vesting conditions, if any, and number of shares of stock to which each award relates. Additionally, the board of directors may grant awards with different terms and conditions and also may accelerate the vesting of outstanding awards and options at any time. At the time the options are granted, the board of directors will set the price at which options can be exercised. However, options intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 must have an exercise price at least equal to fair market value.

    Option holders do not and will not have any rights as stockholders until they have exercised their options. The number of shares of our common stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event. This plan has a term of ten years, and expires in July 2009.

    GENERAL.  The Compensation Committee, presently consisting of
Messrs. Chapman and Phillips, was established on April 3, 1998 and is responsible for the planning, review and administration of Regeneration Technologies' executive compensation program. Prior to the establishment of the Compensation Committee, the board of directors administered the executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers and made appropriate decisions concerning matters of executive compensation.

    Our objective is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. The executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to Regeneration Technologies' performance through at-risk compensation opportunities, providing significant reward to executives based on Regeneration Technologies' success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

    BASE SALARY. The Compensation Committee recognizes the importance of a competitive compensation structure in retaining and attracting senior executives. The Compensation Committee annually reviews and establishes executive salary levels. The salaries received by executives generally reflect their levels of responsibility and other factors such as assessments of individual performance.

    As described above, the compensation of Mr. Grooms, Chief Executive Officer, was $225,342 during 2000. This, along with the other compensation provided for in Mr. Grooms' employment agreement, reflected the board of directors' agreement on Mr. Grooms' contributions during 1999 and

2000, including Mr. Grooms' performance in strategically positioning Regeneration Technologies for future growth.

    YEAR 2000 INCENTIVE COMPENSATION PLAN. Executive officers are eligible for annual cash performance bonuses under the Year 2000 Incentive Compensation Plan, as described above. The Year 2000 Incentive Compensation Plan is designed to create an additional incentive for certain executive officers and employees to grow Regeneration Technologies' business while continuing to focus on operating income. The Compensation Committee believes that this form of compensation helps to more closely align the interests of employees with the interests of stockholders. For 2000, no payments were made under the Year 2000 Incentive Compensation Plan.

    STOCK OPTIONS. Stock option grants have historically been used by Regeneration Technologies as part of its compensation program for employees, including executives and management team members. The stock option program permits employees to buy a specific number of shares of common stock in the future. Since stock options gain value only if the price of the common stock increases above the option exercise price, the use of stock option grants reflects our philosophy of linking compensation to performance. In addition, the Compensation Committee believes that stock option grants to executives and management team members help to provide an incentive for their continued employment and otherwise more closely align their interests with the interests of stockholders. We also have used stock options as part of compensation packages developed to attract highly qualified employment candidates.

    Option grants made by the Compensation Committee during 2000 to executive officers included the grant of performance options for the purchase of 372,000 shares of the common stock. These option grants were part of the Compensation Committee's program to provide executives with an added long-term incentive through stock-based compensation. The options vest over the next 5 years, at 20% annually on the anniversary date of the grant.

    The Compensation Committee believes that linking executive compensation to individual accomplishments as well as corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As strategic and performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal year 2000 adequately reflect Regeneration Technologies' compensation goals and policies.

                                          Compensation Committee,
                                          Philip R. Chapman
                                          Anthony C. Phillips

REPORT OF AUDIT COMMITTEE

    The Audit Committee of the board of directors reviews Regeneration Technologies' financial reporting process, its system of internal controls, its audit process and the process for monitoring compliance with laws and regulations. All of the Audit Committee members satisfy the definition of independent director as established in the rules of the Nasdaq Stock Market. The board of directors adopted a written charter for the Audit Committee on October 20, 2000, which is attached to this proxy statement as Exhibit A.

    The Audit Committee reviewed Regeneration Technologies' audited consolidated financial statements with the board of directors and management, and discussed with Deloitte & Touche LLP, our independent auditors during the 2000 fiscal year, the matters required to be discussed by Statement of Auditing Standard
No. 61. The Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard
No. 1 and discussed with them their independence.

    After reviewing and discussing the audited consolidated financial statements, the Audit Committee recommended that these audited consolidated financial statements be included in Regeneration Technologies' annual report on Form 10-K. The Audit Committee also recommended the reappointment, subject to stockholder approval, of Deloitte & Touche LLP and the full board of directors concurred.

    This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Regeneration Technologies specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

                                          Audit Committee,
                                          Philip R. Chapman
                                          Anthony C. Phillips
                                          Peter F. Gearen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the board of directors or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    To our knowledge, our directors, executive officers and beneficial owners of more than ten percent of our common stock are in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934.

COMPARATIVE PERFORMANCE BY THE COMPANY

    The Securities and Exchange Commission requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of: (1) a broad equity market index, and
(2) a published industry or line-of-business index. We selected the Chase H & Q Medical Products Index based on our good faith determination that this index fairly represent the companies which compete in the same industry or line-of-business as we do. The chart below compares our common stock with both the Nasdaq Composite Index and the Chase H & Q Medical Products Index and assumes an investment of $100 on August 10, 2000 (the date our shares began trading on The Nasdaq Stock Market) in each of the common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Chase H & Q Medical Products Index.

                        REGENERATION TECHNOLOGIES, INC.
  COMPARISON OF CUMULATIVE TOTAL RETURN (AUGUST 10, 2000 -- DECEMBER 31, 2000)

                 COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                 8/10/00  12/31/00
REGENERATION TECHNOLOGIES, INC.      100    101.79
NASDAQ STOCK MARKET (U.S.)           100      65.2
CHASE H&Q MEDICAL PRODUCTS           100    106.83

* $100 INVESTED ON 8/10/00 IN STOCK OR ON 7/31/00.
IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEGAL RELATIONSHIPS WITH THE UNIVERSITY OF FLORIDA TISSUE BANK

    SEPARATION FROM UFTB

    We began operations on February 12, 1998 when the University of Florida Tissue Bank, contributed to us its allograft manufacturing and processing operations, related equipment and technologies, distribution arrangements, research and development activities and certain other assets. We also assumed certain liabilities of UFTB that were related to the transferred business. Various agreements relating to the transferred business to which UFTB was a party also were assigned to us at that time, including one of our two current management services agreements with Medtronic Sofamor Danek. At approximately the same time, we sold shares of our preferred stock to a number of unrelated investors and issued additional shares of our preferred stock to UFTB in exchange for the assets it contributed to us.

    At approximately the same time as our separation from UFTB, James M. Grooms, our President, Chief Executive Officer, and Chairman, who served as an officer of UFTB prior to our separation, contributed his royalty rights in certain intellectual property to us in exchange for shares of our preferred stock. We recorded the assets acquired from UFTB and Mr. Grooms and the liabilities assumed from UFTB at their historical cost basis since these were deemed to be transactions between entities under common control.

    UFTB is our largest tissue supply source. The tax-exempt status of UFTB requires our relationship with UFTB to be conducted at arm's length. For this reason, our relationship with UFTB is pursuant to a Tissue Recovery Agreement, which is designed to provide for arm's-length charges for services between the two companies. Under the agreement, UFTB supplies certain of its tissues exclusively to us. Additionally, we have a right of first refusal on other tissues, which UFTB is not currently providing to us. We pay UFTB recovery fees as reimbursement for expenses it incurs in tissue recovery procedures. The amount of the recovery fee depends upon the type and amount of tissue recovered. We incurred charges of approximately $2.4 million during 1998, $5.3 million during 1999 and $6.7 million during 2000 under this agreement. This agreement expires in April 2009.

    Nancy R. Holland, our former Vice President of Donor Services, served as the Chief Executive Officer and a director UFTB. Ms. Holland resigned from UFTB effective July 2000 and from Regeneration Technologies, Inc. effective
August 2000. We paid Ms. Holland $70,756 in 1998, $75,000 in 1999 and $116,390
in 2000. UFTB paid Ms. Holland $90,276 in 1998, $75,000 in 1999 and $39,233 in
2000.

    ASSUMPTION OF CONVENTIONAL ALLOGRAFT DISTRIBUTION BUSINESS OF UFTB

    On April 15, 1999, we entered into a Programs Transfer Agreement with UFTB under which UFTB transferred to us its recovery operations outside of Florida and Georgia, conventional allograft distribution services, and its interests in agreements with various tissue recovery programs in exchange for the offset of amounts owed to us by UFTB on that date. We also entered into a Tissue Recovery Agreement with UFTB under which UFTB functions as one of our tissue recovery agencies, supplying to us the majority of the tissue it recovers. Under the terms of the agreements, UFTB transferred to us its unprocessed donor tissue and conventional tissue with a fair value of approximately $3.0 million and equipment and fixtures with a fair value of approximately $0.1 million as a partial offset against the existing amounts owed to us by UFTB. UFTB paid us the remaining amounts by offsetting recovery fees from April 15, 1999 through June 30, 1999 against the outstanding balance, which fees, net of administrative costs, were approximately $0.7 million, and made monthly payments through the end of 1999 to repay the remaining balance of approximately $1.2 million. Prior to this transfer to us of

UFTB's tissue recovery operations, we charged UFTB approximately $3.5 million during 1998 and approximately $2.6 million during 1999 for tissue processing services.

    We also share facilities, overhead and various personnel with UFTB, the terms of which we believe are no less favorable than those we would obtain in an arms-length relationship.

LEGAL RELATIONSHIP WITH MEDTRONIC SOFAMOR DANEK

    The two management services agreements between us and Medtronic Sofamor Danek grant to that company exclusive worldwide rights to provide management services to assist in the distribution of our bone pastes for spinal uses and our current line of spinal allografts, including our MD-Series threaded and non-threaded dowels, tapered dowels and other spinal allografts. We pay to Medtronic Sofamor Danek management services fees as a percentage of the amount charged to customers for the allografts we distributed into these markets. We incurred charges under these agreements aggregating approximately $24.1 million during 1998, $40.0 million during 1999 and $64.6 million during 2000. These agreements terminate in May 2018 and July 2021. During 1999, Medtronic Sofamor Danek purchased shares of our preferred stock for an aggregate purchase price of $5.0 million. Following their conversion into shares of our common stock during our initial public offering, these shares represent approximately 4.6% of our outstanding common stock. E. Ronald Pickard, one of our former directors, served as President of Medtronic Spinal and Neurological Group, a division of Medtronic Sofamor Danek until July 2000. Mr. Pickard served as a member of our board of directors until July 14, 2000. Prior to the merger of Sofamor Danek Group and Medtronics, Mr. Pickard served in various executive capacities at Sofamor Danek Group, including as Chairman of the Board and Chief Executive Officer.

                  PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT
                  OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent certified public accountants for the fiscal year ending December 31, 2001. Deloitte & Touche LLP audited our consolidated financial statements for the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

AUDIT FEES

    The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $253,373.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Deloitte rendered no professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $417,201.

    The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP. If you do not vote for on this proposal or you indicate "abstain" on your proxy card, your vote will not count either for or against this proposal. Also, if your broker does not vote on this proposal it will have no effect on the votes cast regarding this proposal.

    THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE COMPANY'S BEST INTERESTS AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

    All stockholder proposals intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2002 must be received by us no later than December 17, 2001 for inclusion in the board of directors' proxy statement and form of proxy relating to the Annual Meeting.

                                 OTHER BUSINESS

    Our board of directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ James M. Grooms

                                          James M. Grooms,
                                          Chairman of the Board

Dated: April 24, 2001

    A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, HAS BEEN PROVIDED WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE FORM 10-K ARE AVAILABLE, FREE OF CHARGE, UPON REQUEST DIRECTED TO INVESTOR RELATIONS, REGENERATION TECHNOLOGIES, INC., ONE INNOVATION DRIVE, ALACHUA, FLORIDA 32615, TELEPHONE: 386-418-8888.

                                                                       EXHIBIT A

                        REGENERATION TECHNOLOGIES, INC.

                            AUDIT COMMITTEE CHARTER

I. COMPOSITION

    The Audit Committee (the "Committee") of Regeneration Technologies, Inc. (the "Company") is a standing committee of the Board of Directors (the "Board") established to assist the Board in fulfilling its statutory, regulatory and fiduciary responsibilities. The Committee shall consist of at least three "independent" directors who shall meet the "membership requirements" of Nasdaq (as both those terms are defined by Nasdaq). At least one of the directors on the Committee shall have past employment experience in finance or accounting, the requisite professional certification in accounting or other comparable experience or background required by Nasdaq, as the same may be amended from time to time. The Board shall appoint the members of the Committee.

II. AUTHORITY

    The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

III. PURPOSE

    The purpose of the Committee shall be to assist the Board in fulfilling its oversight responsibilities. The Committee will review the financial reporting process, systems of internal control, the audit process and the Company's process for monitoring compliance with the laws, regulations and the Company's code of conduct. In performing its duties, the Committee will maintain effective working relationships with the Board, management, and the internal and external auditors.

IV. MEETINGS

    The Committee will have four regularly scheduled meetings each fiscal year. In addition, the Committee will meet at other times if deemed necessary to completely discharge its duties and responsibilities as outlined in this charter. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent public accountants, in separate executive sessions, to discuss any matters that the Committee or each of these groups believe should be discussed privately.

V. RESPONSIBILITIES AND DUTIES

    The Board delegates to the Committee the following specific duties and responsibilities in addition to those in the preceding paragraphs:

DOCUMENTS/REPORTS REVIEW

    1. Review and reassess the adequacy of the Audit Committee Charter annually and submit the Charter to the Board for approval.

    2. Review the Company's annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent public accountants. Discuss major issues and significant changes regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

    3. Review any internal reports to management prepared by the internal auditing department, if one is created, and management's response. Review with management and the independent public accountants significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

- Review with management and the independent public accountants the Company's annual report on Form 10-K and the Company's quarterly report on Form10-Q prior to its filing or prior to the release of earnings. The chair of the Committee may represent the entire Committee for purposes of this review.

- Review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

INDEPENDENT PUBLIC ACCOUNTANTS

    1. Recommend to the Board the selection, or dismissal when appropriate, of the independent public accountants, which firm is ultimately accountable to the Board. Consider independence and effectiveness and approve the fees and other compensation to be paid to the independent public accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to confirm the accountants' independence.

    2. Meet with the independent public accountants to review the scope, accuracy, completeness and overall quality of the annual financial statements.

    3. Receive from the independent public accountants the information they are required to communicate to the Committee under generally accepted auditing standards, including, without limitation:

    a. A formal written statement delineating all relationships between the independent public accountants and the Company, consistent with Independence Standards Board Standard No. 1, and

    b. Engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants, and recommend that the Board take appropriate action to enhance the independence of the independent public accountants.

FINANCIAL REPORTING PROCESS

- In consultation with the independent public accountants, review the integrity of the Company's financial reporting processes, both internal and external.

- Meet with management and the independent public accountants prior to the audit to review the planning and staffing of the audit.

- Obtain from the independent public accountants assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

- Discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or amended, relating to the conduct of the audit.

- Review with the independent public accountants any problems or difficulties the accountants may have encountered and any management letter provided by the accountants and the Company's response to that letter. Such review should include:

- Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

- Any changes required in the planned scope of the audit.

- The Committee shall make regular reports to the Board of Directors. The Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

VI. OTHER

    1. While the Committee has the responsibility and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants, or to assure compliance with laws and regulations.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2001

    The undersigned, a stockholder of Regeneration Technologies, Inc. (the "Corporation"), hereby constitutes and appoints James M. Grooms and Richard R. Allen and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 24, 2001, and at any and all adjournments or postponements thereof, as follows:

(1) ELECTION OF DIRECTOR
[  ] FOR the nominee listed below (except as marked to the contrary below)

[  ] WITHHOLDING AUTHORITY to vote for the nominee listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Nominee: James M. Grooms

(2) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                  [  ] FOR      [  ] AGAINST      [  ] ABSTAIN

(3) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

(Continued on reverse side.)

Shares of Common Stock represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3 above. If you do not vote for a nominee or proposal, or you indicate "withholding authority" or "abstain" on your proxy card, your vote will not count either for or against the nominee or proposal. Also, if your broker does not vote on either or both of the proposals it will have no effect on the vote with respect to that proposal. However, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

    Any and all proxies heretofore given by the undersigned are hereby revoked.

    Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

                       Please Date, Sign and Mail in the Enclosed Reply Envelope

                                                              Dated: -------------------------------------- , 2001

                                                              ----------------------------------------------------
                                                                                   (Signature)

                                                              ----------------------------------------------------
                                                                           (Signature if held jointly)